Exhibit 99.1

MEDIA CONTACT: Gary Ross 847-484-4456 gary.ross@fbhs.com	INVESTOR CONTACT: Brian Lantz 847-484-4574 brian.lantz@fbhs.com

JOHN G. MORIKIS ELECTED TO FORTUNE BRANDS HOME & SECURITY BOARD OF DIRECTORS

DEERFIELD, Ill. – September 30, 2011 – Fortune Brands Home & Security (FBHS), the industry-leading home and security products unit of Fortune Brands, Inc. (NYSE: FO), today announced John G. Morikis has been elected to the company’s Board of Directors, effective December 1, 2011.

Morikis is president and chief operating officer of The Sherwin-Williams Company, an $8 billion global leader in the paint and coatings industry. He was elected COO of Sherwin-Williams in 2006.

“John is an accomplished executive whose operational and industry experience will be an asset to our Board,” said David Thomas, non-executive chairman of the board, Fortune Brands Home & Security, Inc. “His achievements in growing Sherwin-Williams’ business and building upon its leadership position are impressive, and I am looking forward to his contributions and insight as Fortune Brands Home & Security moves forward as an independent company.”

As previously announced, FBHS is expected to spin off from Fortune Brands after the close of business on October 3, 2011 and will trade on the New York Stock Exchange as an independent public company under the ticker symbol FBHS effective October 4, 2011.

As COO at Sherwin-Williams, Morikis has helped transform the company’s operating model, leading to increased operating performance and productivity, as well as improved utilization of fixed assets and more sharing of best practices. Prior to his current role, Morikis served as president of the Paint Stores Group, whose revenue increased from approximately $3 billion to nearly $5 billion during his tenure. Morikis served in key positions of increasing responsibility at Sherwin-Williams since joining the company in 1985.

Morikis is a member of the Joint Center for Housing Studies Policy Advisory Board at Harvard University and is a member of the Board of Directors of the American Red Cross. He also serves on the Board of Trustees for the Maryland Institute College of Art and the Board of Directors of the University Hospitals Ahuja Medical Center. Morikis is also a member of the Young Presidents Organization.

Morikis holds Bachelor’s degrees in Business Administration and Psychology from St. Joseph’s College in Rensselaer, Ind., and a Master’s degree in Business from National-Louis University in Evanston, Ill.

About Fortune Brands Home & Security, Inc.

Fortune Brands Home & Security, Inc. (NYSE: FBHS), headquartered in Deerfield, Ill., creates products and services that help fulfill the dreams of homeowners and help people feel more secure. The company’s trusted brands include Master Lock, MasterBrand cabinets, Moen faucets, Simonton windows and Therma-Tru entryway systems. FBHS holds market leadership positions in all of its segments. The company’s 16,000 associates generated more than $3.2 billion in net sales in 2010. For more information, please visit www.fbhs.com.

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